Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Synthesis Energy Systems, Inc. of our report dated January 10, 2020, relating to the consolidated financial statements of Synthesis Energy Systems, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Houston, Texas
January 28, 2020